Exhibit 19.1

Insider Trading Policy
Amended and Restated on October 30, 2025

Introduction

LifeVantage Corporation (referred to herein as “LifeVantage” or the “Company”) is a publicly traded company and is subject to United States securities laws which contain very strict prohibitions regarding trading in securities. Trading in securities of publicly held companies while in possession of Material Non-Public Information is against the law and can result in criminal and civil fines, injunctive actions, jail and dismissal from the Company.

LifeVantage intends to comply with the spirit as well as the letter of the insider trading laws. LifeVantage believes it is important to avoid even the appearance of insider trading, whether or not the conduct is literally a violation of the law. For that reason, we have developed this written policy (the “Policy”) to protect our officers, directors, employees, consultants and anyone else associated with LifeVantage.

Material Non-Public Information

Information is material if there is a substantial likelihood that a reasonable investor would consider it important to an investment decision. Information is important if it would be expected to significantly alter the total mix of information in the marketplace about the issuer. Either positive or negative information may be material.

While it is not possible to define all categories of material information, LifeVantage generally regards information about the following matters to be material:

o
financial results or expectations for the quarter or the year;
o
unannounced proposed acquisitions;
o
new product, discovery or invention;
o
new market launches;
o
notice of issuance of patents;
o
confidential internal financial information or projections of future business results;
o
unannounced changes in the level of actual or anticipated income or expenses, or financial or liquidity problems;
o
planned stock splits, stock dividends and stock repurchases;
o
defaults on securities, bankruptcy or liquidation;

o
changes in relationships with significant independent Consultants;
o
change in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
o
unannounced decisions to issue dividends or to change the Company’s dividend policy;
o
unannounced Company financings, including new equity or debt offerings or other financings;
o
unannounced significant personnel changes;
o
the existence of a special blackout period in which you may not trade LifeVantage securities;
o
significant cybersecurity incident, such as a data breach, or any other significant disruption, loss, potential loss, breach or unauthorized access of LifeVantage property or assets, whether at LifeVantage’s facilities or through LifeVantage’s information technology infrastructure;
o
unannounced significant litigation; and
o
substantial changes in the Company’s accounting methods.

It is irrelevant how you obtain material non-public information. Liability may be imposed whether the information is obtained during the course of your employment, from outside of LifeVantage, or even accidentally or inadvertently such as overhearing a conversation.

In the event of a dispute concerning whether particular information is material, a court will determine the materiality of the information in question after the fact, with the benefit of hindsight. Therefore, if you are in doubt about whether the information you possess is material you should assume the information is material and contact the LifeVantage’s Insider Trading Compliance Official. Now and until further notice, the “Insider Trading Compliance Official” shall mean: (i) with respect to members of the Company’s Board of Directors, General Counsel, all C-Suite executive officers and then-current Section 16 officers, the Chair of the Audit Committee of the Company’s Board of Directors and (ii) for all other persons subject to this Policy, the Company’s General Counsel.

Non-public information is information that has not yet been made generally available to all investors by distribution of a press release, a public filing with the Securities and Exchange Commission or another broadly disseminated means of communication. Unless you have seen material information publicly disseminated, you should assume the information is non-public. As a general rule information is non-public until after the second trading day after the information has been generally made available to all investors by distribution of a press release, a public filing with the Securities and Exchange Commission or another broadly disseminated means of communication. If, for example, LifeVantage were to make an announcement after the close of the trading day on a Monday afternoon, you should not trade in LifeVantage securities until the beginning of the trading day on the following Thursday when the market opens. Any questions as to whether information is non-public should be directed to the Insider Trading Compliance Officer.

In order to prevent misuse, material non-public information may be disclosed only within LifeVantage on a need to know basis or to LifeVantage’s designated advisors and/or attorneys involved in the specific matter or transaction. If you have material non-public information about LifeVantage or its business, you must keep this information in the highest confidence. If there are rumors that are widespread and accurate, this does not constitute public information and you will not be relieved from your obligations to treat such information as confidential. You must refrain from disclosing or discussing such information with family members, friends or acquaintances.

Except for the Chief Executive Officer and the Chief Financial Officer, or another person designated in writing by either of them, no employee, officer or director of LifeVantage shall discuss the advantages or disadvantages of investing in LifeVantage with any other person or entity unless the discussion is pursuant to the disclosing individual’s responsibilities for and on behalf of LifeVantage. Any and all inquiries of or contacts with analysts or shareholders must be referred to the LifeVantage Investor Relations Contact, the Chief Executive Officer or the Chief Financial Officer. No other person is authorized to provide information to analysts. You must immediately contact the Chief Executive Officer or the Chief Financial Officer if you discover that you inadvertently disclosed information to an analyst.

The unauthorized posting of material non-public information in chat-rooms, in communications with independent Consultants or via other electronic communications is expressly prohibited under this Policy. This Policy also applies to information relating to any other company, including current or prospective independent Consultants, customers, vendors or suppliers of LifeVantage obtained in the course of your employment by or service to LifeVantage.

General Trading Policy

This Policy applies to all officers, directors, employees and consultants of LifeVantage, as well as their family members. For purposes of this Insider Trading Policy, the term “family member” shall mean a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. For clarity, certain independent Consultants are covered by this Policy. It applies to all transactions of LifeVantage securities beneficially owned by any of the above-named persons, including those securities held indirectly through any other person or entity, such as a trust, corporation, partnership, or other association. This Policy applies to any and all transactions in the common stock or any other securities (including notes, options and warrants) that LifeVantage may issue.

It is the policy of LifeVantage that any of the above-named persons who possesses material non-public information about LifeVantage may not buy or sell securities of LifeVantage nor engage in any other action to take advantage of, or pass on to others, that information at any time.

Prohibited Transactions

Trading on Material Non-Public Information. You may not trade or otherwise engage in any transaction involving a purchase or sale of LifeVantage securities, including but not limited to,

any offer to purchase or offer to sell, during any period commencing with the date that you possess the material non-public information concerning LifeVantage, and ending at the end of the second business day following the date of public disclosure of that information, or at such earlier time as such non-public information is no longer material.

Tipping. You may not disclose (“tip”) material non-public information to any other person (including family members) where such information may be used by such person for his or her profit by trading in securities of the companies to which such information relates. You may not make recommendations or express opinions based on material non-public information as to trading in LifeVantage securities.

No Short Sales. Because short sales represent a bet that the price of LifeVantage stock will decline, LifeVantage prohibits all persons subject to this Policy from shorting LifeVantage stock.

Derivative Securities. You may not participate in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to LifeVantage securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding LifeVantage securities. Stock options, restricted stock units, restricted stock, stock appreciation rights and other securities issued pursuant to the LifeVantage benefit plans or other compensatory arrangements with LifeVantage are not subject to this prohibition. Transactions in derivative securities may reflect a short-term and speculative interest in LifeVantage securities and may create the appearance of impropriety, even where a transaction does not involve trading on material non-public information. Trading in derivatives may also focus attention on short-term performance at the expense of LifeVantage’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws.

LifeVantage also prohibits all persons subject to this Policy from acquiring any security or position which would increase in value if the price of LifeVantage stock declines, such as a put option. Any questions whether a transaction is a prohibited short sale should be directed to the appropriate Insider Trading Compliance Official.

Trading Black Out Periods

In order to abide by the spirit and the letter of the laws prohibiting insider trading, no officer, director or employee of the Company, together with their family members or other members of their household, may purchase or sell any securities of LifeVantage during “black out periods.” Periodic black out periods begin on the 15th day of the last month of each quarter, and end at the end of the second business day after the date of filing with the Securities and Exchange Commission of the quarterly or annual report that includes LifeVantage’s financial statements for the most recently completed fiscal quarter or fiscal year. If, for example, LifeVantage were to release results for a completed fiscal quarter on a Monday after market close, you should not trade in LifeVantage securities until the following Thursday when the market opens. LifeVantage may in its sole discretion implement other “black out periods” at other times when there is material non-public information. LifeVantage will evaluate potentially significant corporate events as they develop and will notify you when a non-standard black out period commences and is terminated.

Except as discussed under the heading “Limited Exceptions” on Appendix A, this Policy, including the restrictions on trading during “black out periods,” applies to all transactions involving the securities of LifeVantage.

Even if outside a black out period, you may not trade in LifeVantage securities while in possession of material non-public information. Trading in LifeVantage securities outside of a black out period should not be considered a “safe harbor,” and all persons subject to this Policy should use good judgment at all times.

Pre-Clearance Procedures

All directors and executive officers, together with their family members or other members of their household, are strictly prohibited from purchasing or selling any securities of LifeVantage at any time, unless they (a) have prior approval from the appropriate Insider Trading Compliance Official (or the Chief Executive Officer in the case of a proposed purchase or sale by the appropriate Insider Trading Compliance Official) or (b) are trading pursuant to an approved Rule 10b5-1 trading plan (a “Trading Plan”) that has been pre-approved by the appropriate Insider Trading Compliance Official.

A purchase or sale of LifeVantage securities pursuant to a Trading Plan that complies with the requirements set forth in Appendix A hereto provides an affirmative defense against a claim that such purchase or sale violated insider trading laws (e.g., that the trade was made on the basis of material non-public information). This defense effectively serves as a safe harbor from liability for insider trading when the Trading Plan is properly structured and followed.

All Trading Plans must be pre-approved by the appropriate Insider Trading Compliance Official and must comply with the requirements set forth in Appendix A hereto. A request for approval of a Trading Plan should be submitted at least five business days in advance of the date proposed for entry into such Trading Plan. A request for approval of a trade other than pursuant to an approved Trading Plan should be submitted at least two business days in advance of the proposed transaction. Such written approval will expire at the end of the fifth trading day following the date of the written approval or the beginning of the next black out period, whichever is earlier. Accordingly, individuals should not request permission to enter into a Trading Plan or to trade unless there is an intention to execute the Trading Plan or the trade immediately.

The appropriate Insider Trading Compliance Official is under no obligation to approve a proposed trade or Trading Plan and may determine not to grant approval in his or her sole discretion. In the event that a trade request is denied by the appropriate Insider Trading Compliance Official or Chief Executive Officer, as the case may be, an individual may make a one-time written appeal to the Board of Directors for reconsideration. Any reconsideration decision by the Board of Directors shall be final and non-appealable. In determining whether to grant approval, the appropriate Insider Trading Compliance Official or the Board of Directors must determine that, to the best of his, her or their knowledge and judgment, the individual requesting to trade does not have knowledge of any material non-public information concerning LifeVantage and that the individual does not have access to any material non-public information.

Holding Securities in Margin Accounts and Pledging Securities. You may not hold LifeVantage securities in margin accounts or pledge LifeVantage Securities as collateral for a loan without the approval of the appropriate Insider Trading Compliance Officer (or the Chief Executive

Officer, in the case of proposed purchases and sales by the appropriate Insider Trading Compliance Official). Under typical margin or loan arrangements, if you fail to meet a margin call or you default on your loan, the broker or lender may be entitled to sell securities held in the margin account or pledged as collateral, as applicable, without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit. If made at a time when you are aware of material non-public information or are otherwise not permitted to trade in LifeVantage securities, the sale may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and LifeVantage. For these reasons, even if you are permitted to hold LifeVantage securities in margin accounts or pledge LifeVantage securities as collateral for a loan pursuant to this Policy, you should exercise caution when doing so.

Potential Criminal and Civil Liability and/or Disciplinary Action

Liability for Insider Trading. Engaging in transactions in securities at a time when you have knowledge of material non-public information regarding the subject company can result in penalties of up to $5,000,000 and up to twenty years in jail.

Liability for Tipping. You may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom you have disclosed material non-public information regarding LifeVantage or to whom you have made recommendations or expressed opinions based on such information as to trading in LifeVantage securities. The Securities and Exchange Commission has imposed large penalties even when the disclosing person did not profit from the trading. The Securities and Exchange Commission, the stock exchanges and the Financial Industry Regulatory Authority, use sophisticated electronic surveillance techniques to uncover insider trading.

Disciplinary Actions. A violation of this Policy could result in disciplinary action, which may include, in addition to other sanctions, ineligibility for future participation in LifeVantage equity incentive plans or termination of employment.

Controlling Persons. As of the date of this Policy, the penalty for insider trading violations of controlling persons is a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the insider trading violations, as well as potential criminal fines and imprisonment.

Stop Transfer Order. LifeVantage may in its discretion impose or maintain stop transfer orders on securities held by subject persons during a Blackout Period.

In the event you learn of any violation of this Policy, including violations by yourself (which may be inadvertent) or violations of others, you must immediately report such violation(s) to the Chief Executive Officer, the Chief Financial Officer, the General Counsel or the appropriate Insider Trading Compliance Official.

Post-Termination Transactions

This Policy continues to apply to your transactions in LifeVantage securities even after your employment, directorship or consulting relationship with LifeVantage has been terminated. If you are in possession of material non-public information when your employment or other such relationship terminates, you may not trade in LifeVantage securities until after the end of the second business day following the date of public disclosure of that information, or at such earlier time as such non-public information is no longer material.

Additional Information - Directors and Executive Officers

Directors and executive officers of LifeVantage must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”). The practical effect of these provisions is that directors and executive officers who purchase and sell LifeVantage securities within a six-month period must disgorge all profits to LifeVantage whether or not they had knowledge of any material non-public information. Under these provisions, and so long as certain other criteria are met, in most cases neither the receipt of an option under LifeVantage’s equity incentive plans, nor the exercise of that option is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. The exercise of options by directors and executive officers, although not subject to short-swing liability, must be disclosed on a Form 4 filed within two business days after the exercise occurs. LifeVantage has provided, or will provide, separate memoranda and other appropriate materials to its executive officers and directors regarding compliance with Section 16 and its related rules.

To facilitate timely reporting of transactions pursuant to Section 16 requirements, if you are subject to Section 16 reporting requirements you must provide, or must ensure that your broker provides, LifeVantage with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding your transactions involving LifeVantage securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to the transaction (to confirm compliance with pre-clearance procedures, if applicable) and on the date of the transaction.

The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. LifeVantage is not responsible for the failure to comply with Section 16 requirements.

Additional Information and Inquiries About Insider Trading

The Policy and the above restrictions are in addition to the legal requirements relating to LifeVantage securities that may otherwise apply to the directors, officers, employees and consultants of LifeVantage. Please direct your questions regarding insider trading to the appropriate Insider Trading Compliance Official. All decisions of the appropriate Insider Trading Compliance Official or the Board of Directors concerning this Policy are final and binding.

Appendix A

Requirements for Rule 10b5-1 Trading Plans

A Rule 10b5-1 “trading plan” involving purchases or sales of LifeVantage securities must comply with the requirements of Rule 10b5-1 and must meet the following requirements:

1.
The trading plan must be in writing and signed by the person adopting the trading plan.
2.
The trading plan must be adopted at a time when:
·
the person adopting the trading plan is not aware of any material non-public information (“MNPI”); and
·
there is no quarterly, special or other trading blackout in effect with respect to the person adopting the trading plan.
3.
The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and the individual adopting the trading plan must act in good faith with respect to the plan during its duration.

4.
In addition, directors and Section 16 Officers of the Company must represent in a trading plan at the time of its adoption (or modification) that (i) they are not aware of any MNPI about the Company or its securities, and (ii) they are adopting (or modifying) the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.
The individual adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
6.
The first trade under the trading plan may not occur until
•
for directors and Section 16 officers of the Company, the later of (i) 90 calendar days after adoption of the trading plan, or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (but in any event, no more than 120 calendar days after the adoption of the trading plan);
•
for all other persons, 30 days after the adoption of the trading plan.
7.
The trading plan must have a minimum term of one year and a maximum term of two years (each starting from the time when trades may first occur in accordance with these requirements). There is a limitation of one single-trade plan during any consecutive 12-month period.

8.
All transactions during the term of the trading plan (except for the other “Limited Exceptions” identified in LifeVantage’s insider trading policy) must be conducted through the trading plan.
9.
The trading plan cannot overlap with another Rule 10b5-1 trading plan, unless one of the following exceptions applies:
•
Eligible “sell-to-cover” transactions (i.e., authorizing the sale of securities as necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award where the insider doesn’t otherwise exercise control over the timing of such sales) are not considered separate plans that count against this prohibition.
•
A series of separate contracts with different broker-dealers that effectively function as a single trading plan are not considered overlapping plans.
•
Trades under an existing trading plan can continue to run during the cooling-off period for a new trading plan if the following conditions are met: (i) trading under the new trading plan may not begin until after all trades under the existing trading plan are completed or expire without execution, and (ii) the applicable cooling off period under the new trading plan, running from the date of its adoption, has been met; provided, however, if the existing trading plan is terminated early (i.e., before its scheduled completion date), then the applicable cooling-off period for the new trading plan must run from the date of the termination of the existing trading plan.
10.
Regarding material modifications (where such modifications change the amount, price or timing of the purchase or sale of securities pursuant to the plan, but does not include immaterial modifications):
·
The trading plan may only be modified when the person modifying the trading plan is not aware of MNPI.
·
The trading plan may only be modified when there is no quarterly, special or other blackout in effect with respect to the person modifying the plan.
·
The first trade under the modified trading plan may only occur in accordance with the cooling off periods noted in item 6 above. The existing plan would remain in effect until the modified plan comes into effect.
·
The modified trading plan must have a minimum duration of one year and a maximum term of two years (each starting from the time when trades may first occur under the modified plan in accordance with these requirements).
11.
A person may only modify a trading plan once in a one-year period.
12.
If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in LifeVantage’s securities until the cooling off periods noted in item 6 above have been met.
13.
LifeVantage must be promptly notified of any modification or termination of the trading plan, including any suspension of trading under the plan.
14.
If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the plan:
·
trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
·
the person adopting the trading plan may not confer with the person administering the trading plan regarding LifeVantage or its securities; and
·
the person administering the trading plan must provide prompt notice to LifeVantage of the execution of a transaction pursuant to the plan.
15.
All transactions under the trading plan must be in accordance with applicable law.
16.
The trading plan (including any modified trading plan) must meet such other requirements as the appropriate Insider Trading Compliance Official may determine.
17.
The appropriate Insider Trading Compliance Official must approve and keep a copy of each adopted trading plan.

LIMITED EXCEPTIONS

The following are certain limited exceptions to the restrictions imposed by LifeVantage under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, if applicable. You are responsible for complying with applicable law at all times.

A. Transactions Pursuant to a Trading Plan that Complies with SEC Rules

The Securities and Exchange Commission has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material non-public information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material non-public information.

Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5-1, (ii) complies with the requirements set forth in this Appendix A and (iii) is approved by the appropriate Insider Trading Compliance Official, are not subject to the restrictions in this Policy against trades made while aware of material non-public information or to the preclearance procedures or blackout periods established under this Policy. In approving a trading plan, the appropriate Insider Trading Compliance Official may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1.

The Securities and Exchange Commission rules regarding trading plans are complex, and you must comply with them completely for your trading plan to be effective. The description provided above is only a summary, and LifeVantage strongly advises that you consult with your personal legal advisor if you intend to adopt a trading plan. While trading plans are subject to

LifeVantage review and approval, you are ultimately responsible for compliance with Rule 10b5-1 and this Policy.

The appropriate Insider Trading Compliance Official must keep a copy of each adopted trading plan. LifeVantage may publicly disclose information regarding trading plans that you may enter (including but not limited to information required by Regulation S-K Item 408) and you, or the Company on your behalf, will identify as Rule 10b5-1 transactions as such on Form 4 and 5, if applicable.

B.
Receipt and Vesting of Stock Options, Restricted Stock Units, Restricted Stock and Stock Appreciation Rights

The trading restrictions under this Policy do not apply to the grant or award of stock options, restricted stock units, restricted stock or stock appreciation rights issued or offered by LifeVantage. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock units, restricted stock or stock appreciation rights in accordance with applicable plans and agreements. The trading restrictions do apply, however, to any subsequent sales of any such securities or the common stock underlying such securities, including discretionary “sell to cover taxes” for restricted stock units or “net exercises” of stock options and any other market sale for the purpose of generating cash needed to pay withholding taxes related to the settlement of restricted units or stock option exercises.

C.
Cash or Cashless Net Exercise of Stock Options

The trading restrictions under this Policy do not apply to the exercise of stock options for cash under LifeVantage’s equity incentive plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock-for-stock exercise with LifeVantage or an election to have LifeVantage withhold securities to cover tax obligations in connection with an option exercise. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, because this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

D.
Purchases from the Employee Stock Purchase Plan

The trading restrictions in this Policy do not apply to elections with respect to participation in LifeVantage’s employee stock purchase plan or to purchases of securities under the plan. However, the trading restrictions do apply to any subsequent sales of any such securities acquired therefrom.

E.
Stock Splits, Stock Dividends and Similar Transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

F.
Bona Fide Gifts and Inheritance

The trading restrictions under this Policy do not apply to bona fide gifts involving LifeVantage securities or transfers by will or the laws of descent and distribution. However, (i) if you have reason to believe that the recipient intends to sell Company securities while you are aware of material nonpublic information or, (ii) if (A) you are subject to the trading restrictions specified above under the heading “Trading Blackout Periods,” and (B) you have reason to believe that the recipient intends to sell Company securities during a blackout period, then the trading restrictions apply. In addition, the trading restrictions under this Policy do apply to the sale of any gifted or inherited securities if the recipient, for example, an immediate family member, is subject to this Policy. In other words, you cannot use a gift to conduct a transaction that otherwise would be prohibited under this Policy.

G.
Change in Form of Ownership

Transactions that involve merely a change in the form in which you own securities are not subject to the trading restrictions under this Policy. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

H.
Other Exceptions

Any other exception from this Policy must be approved by the appropriate Insider Trading Compliance Official, in consultation with the Board of Directors or an independent committee of the Board of Directors.